Press Release
For more information contact:	Corporate Headquarters
Michael J. Falbo or Daniel L. Westrope	815 N. Water Street
Telephone: (414) 223-8400	Milwaukee, WI 53202
Facsimile: (414) 223-8420	Nasdaq Symbol: SFSW

Loan Growth, Net Interest Income Expansion
Drive Earnings Growth Prior to
Merger Related Expenses

        Milwaukee, WI (July 19, 2005). State Financial Services Corporation (“State”) today reported diluted earnings per share for the three months ended June 30, 2005 of $0.46, compared to $0.50 per share in the quarter ended June 30, 2004. Earnings in this year’s second quarter were negatively impacted by the incurrence of $850 thousand of merger related expenses, of which $653 thousand were not tax deductible. The diluted earnings per share impact of these merger related expenses was $0.12.

        Total loans at June 30, 2005 increased 15.5% from June 30, 2004 and 13.8% (annualized) from March 31, 2005. Total interest income for the three months ended June 30, 2005 was $21.3 million, an increase of 22.9% over the $17.4 million in the second quarter of 2004. Net interest income increased 17.1% in the same time period. State’s net interest margin for the quarter ended June 30, 2005 increased to 4.06%, from 3.62% in the quarter ended June 30, 2004 and 4.02% in the three months ended March 31, 2005.

        Asset quality continued the improving trend exhibited over the last several quarters. The ratio of non-performing loans and leases to total loans and leases, as of June 30, 2005, declined to 0.68%, from 0.97% and 0.76% on June 30, 2004 and March 31, 2005, respectively. Non-performing assets, as a percentage of total assets, equaled 0.46% at June 30, 2005, compared to 0.61% and 0.59% at June 30, 2004 and March 31, 2005, respectively. Annualized net charge-off equaled 0.07% of total loans in the three months ended June 30, 2005, and 0.03% in the six months ended on the same date.

        Total non-interest income declined 11.9% from the three months ended June 30, 2004, primarily due to declines in gains on sale of mortgages and declines in gains on the sale of securities, but increased 3.3% (annualized) over the first quarter of 2005. For the quarter ended June 30, 2005 total non-interest expenses increased 13.9% over the quarter ended June 30, 2004. Absent the merger related expenses, non-interest expenses increased 4.8% for the quarter ended June 30, 2005 over the quarter ended June 30, 2004, and 2.1% (annualized) over the three months ended March 31, 2005.

        On March 21, 2005, State announced that it had entered into an Agreement and Plan of Merger with Associated Banc-Corp (“Associated”), pursuant to which State will merge with and into Associated. A special meeting of State’s shareholders to vote on a proposal to approve the merger agreement has been scheduled for August 24, 2005 in Milwaukee, Wisconsin.

        State is a $1.5 billion financial services company operating through 29 full-service locations in southeastern Wisconsin and northeastern Illinois. State’s shares are traded on the NASDAQ National Market System under the symbol “SFSW.”

        This press release may be deemed to be solicitation material in respect of the proposed acquisition of State by Associated. In connection with the proposed transaction, Associated filed a registration statement on Form S-4 (Reg. No 333-125842), including a preliminary proxy statement/prospectus, with the Securities and Exchange Commission (“SEC”). Shareholders of State are urged to read the definitive proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, because they will contain important information about the proposed transaction. After these documents are filed with the SEC, investors and security holders will be able to obtain them free of charge at the SEC’s website, www.sec.gov, or by requesting them from Associated Banc-Corp, Attn: Corporate Secretary, 1200 Hansen Road, Green Bay, WI 54304 or from State Financial Services Corporation, Attn.: Corporate Secretary, 815 North Water Street, Milwaukee, WI 53202.

        State and Associated and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding State’s and Associated’s directors and executive officers and information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in or incorporated by reference into Associated’s Registration Statement on Form S-4 referred to above.

State Financial Services Corporation
Press Release
Financial Highlights
June 30, 2005

Unaudited	At or for the Three Months ended June 30,			At or for the Six Months ended June 30,
	2005	2004	% chg	2005	2004	% chg
For the Period:
Interest Income	$21,334,977	$17,362,784	22.88%	$41,165,087	$34,280,211	20.08%
Interest Expense	7,220,196	5,311,212	35.94%	13,748,927	10,600,256	29.70%

Net Interest Income	14,114,781	12,051,572	17.12%	27,416,160	23,679,955	15.78%
Provision for Loan and Lease Losses	689,248	600,000	14.87%	1,217,258	1,200,000	1.44%
Mortgage Origination Gains & Fees	379,883	516,824	-26.50%	693,687	929,410	-25.36%
Gains on Sale of Securities	161,275	198,899	-18.92%	307,511	418,279	-26.48%
Other Non-Interest Income	2,079,236	2,259,533	-7.98%	4,218,083	4,371,214	-3.50%

Total Non-Interest Income	2,620,394	2,975,256	-11.93%	5,219,281	5,718,903	-8.74%
Non-Interest Expense	9,808,700	9,362,561	4.77%	20,415,892	18,357,786	11.21%
Merger Related Expense	850,157	0		0	0

Total Non-Interest Expense	10,658,857	9,362,561	13.85%	20,415,892	18,357,786	11.21%

Net Before Minority Interest and Income	5,387,070	5,064,267	6.37%	11,002,291	9,841,072	11.80%
Minority interest in income of consolidated	66,960	--		116,985
Income Tax	2,153,405	1,626,895	32.36%	4,034,464	3,161,946	27.59%

Net Income	$3,166,705	$3,437,372	-7.87%	$6,850,842	$6,679,126	2.57%

Per Share:
Net Income (basic)	$0.47	$0.52		$1.03	$1.00
Net Income (diluted)	$0.46	$0.50		$1.00	$0.97
Avg. Shares Outstanding (basic)	6,685,987	6,658,521		6,668,413	6,695,911
Avg. Shares Outstanding (diluted)	6,856,714	6,854,917		6,840,151	6,896,736
Dividends Declared	$0.17	$0.15		$0.34	$0.30
End of Period: ($'s in 000's)
Assets	$1,537,009	$1,605,879
Investment securities	361,889	548,275
Loans & leases (net)	1,021,122	884,286
Allowance for loan & lease losses	13,810	11,803
Goodwill	36,815	37,646
Deposits	1,068,458	1,066,760
Borrowed Funds	300,506	423,708
Stockholders' Equity	119,174	109,473
Per Share:
Total Shares Outstanding	6,974,997	6,941,538
Book Value	$17.09	$15.77
Tangible Book Value	$11.18	$9.64
Market Value	$40.26	$29.66
Key Ratios:
Net Interest Margin	4.06%	3.62%		4.05%	3.63%
Return on Average Assets	0.82%	0.90%		0.91%	0.90%
Return on Average Common Equity	10.82%	12.41%		11.92%	11.93%
Return on Average Common Tangible Equity	16.67%	20.11%		18.44%	19.22%
Tier 1 Leverage Ratio	7.19%	6.51%		7.29%	6.66%
Tangible Equity to Assets	5.21%	4.28%
Loans and Leases/Deposits	95.57%	82.89%
Allowance for Loan and Lease Loss/
Total Loans and Leases	1.33%	1.32%
Nonperforming Loans and Leases /
Total Loans and Leases	0.68%	0.97%
Nonperforming Assets/Total Assets	0.46%	0.61%
Net Charge-offs/Avg total
loans (annualized)	0.07%	-0.01%		0.03%	0.02%